UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 24, 2019

BioVie Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55292	46-2510769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2120 Colorado Avenue, #230 Santa Monica, California	90404
(Address of Principal Executive Offices)	(Zip Code)

(310) 444-4300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2019, BioVie Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Acuitas Group Holdings, LLC (“Acuitas”) pursuant to which (i) Acuitas agreed to purchase a 10% OID Convertible Delayed Draw Debenture (the “Debenture”) due September 24, 2020 in aggregate commitment amount of up to $2.0 million, and (ii) the Company issued 140,625,000 shares (the “Commitment Shares”) of the Company’s Class A Common Stock (the “Common Stock”) and warrants (the “Commitment Warrants”) to purchase an equal number of shares, each subject to the terms and conditions set forth in the Purchase Agreement. The Debentures accrue additional principal at the rate of 6% per annum and interest at the rate of 10% per annum, are convertible into shares of Common Stock $0.032 per share or, subsequent to the closing of the Company’s planned public offering of shares of Common Stock (the “Public Offering”) as described in its Registration Statement on Form S-1 (File No. 333-231136), the lower of $0.032 or 80% of the offering price to the public in the Public Offering and are mandatorily redeemable upon such closing at 100% of the accrued principal amount and unpaid interest to the date of redemption. The Commitment Warrants are five year warrants, exercisable upon the earlier of the effectiveness of the Company’s currently pending reverse stock split and December 1, 2019 at the lower of $0.032 or 80% of the offering price to the public in the Public Offering. Upon entering into the Purchase Agreement, the Company drew an initial $500,000 under the Debenture and in accordance with the Purchase Agreement, Acuitas received an additional 15,625,000 warrants (the “Bridge Warrants”) having the same terms as the Commitment Warrants. Any future draws under the Debenture, which may be made from and after October 15, 2019, November 15, 2019 and December 15, 2019 in equal tranches of $500,000 each, will entitle Acuitas to receive additional Bridge Warrants in equal amount upon such funding.

Pursuant to the Purchase Agreement, Acuitas has agreed to further modify its existing rights under the Purchase Agreement dated July 3, 2018 with the Company so that Acuitas’ previous agreement in June 2019 to waive its rights to a 50% adjustment of the purchase price of the Preferred Stock in the July 2018 transaction, the exercise price of the warrants in such transaction and the price per share in a purchase option triggered on July 3, 2019 (any such purchase, a “Subsequent Sale”) in the event of certain reductions in the useful life of our current intellectual property rights, and effectively exercise its rights to purchase securities in a Subsequent Sale pursuant to a “cashless purchase” at an assumed current market price of approximately $0.09 per share, conditioned in each case on the listing of the Company’s common stock on NASDAQ or the raising of $2.0 million in additional funds in the form of another securities offering, in either case not later than November 30, 2019, such that Acuitas will have irrevocably waived its rights to an adjustment in the purchase price of the Preferred Stock in the Initial Sale and the exercise price of the Warrants and the purchase price of per share in the Subsequent Sale upon the issuance by us of an aggregate of 334,989,500 shares of Common Stock and 334,989,500 warrants having the same terms as the Commitment Warrants to Acuitas, which is currently expected with the closing of the Public Offering. In addition, the Purchase Agreement provides that, should the underwriters in the Public Offering exercise their option to purchase additional securities during the 45 days following closing and the issuance of such securities would result in Acuitas’ beneficial ownership (on a fully diluted basis) of shares of Common Stock being below 60%, Acuitas shall be issued a number of additional shares of Common Stock and warrants having the same terms as the Commitment Warrants to result in its beneficial ownership (on a fully diluted basis) of shares of Common Stock equaling 60%.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sale of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.03.

Item 9.01

Financial Statements and Exhibits

(a)

Exhibits

Description
4.1	Form of 10% OID Convertible Delayed Draw Debenture
4.2	Form of Common Stock Purchase Warrant
10.1	Securities Purchase Agreement dated as of September 24, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2019

BIOVIE INC.

By: /s/ Joanne Wendy Kim Name: Joanne Wendy Kim Title: Chief Financial Officer